EXHIBIT 9.1

VOTING AGREEMENT AND IRREVOCABLE PROXY

     THIS VOTING AGREEMENT AND& IRREVOCABLE PROXY (the “Agreement”) is made and entered into as of                     , 20      by and among                      (the “Key Holder”), those certain holders of the Company’s Common Stock listed on Exhibit A hereto (the “Investors”) and Integrated Financial Systems, Inc., a Colorado Corporation (the “Company”).

WITNESSETH

     WHEREAS, the Key Holder is the beneficial owners of an aggregate of                     shares of the common stock of the Company (the “Key Holder Common Stock”);

     WHEREAS, the Investors have acquired                     shares of Common Stock from the Key Holder (“Investor Common Stock”); and

     WHEREAS, in connection with the transfer of Common Stock to the Investors, the Company, the Key Holder and the Investors have agreed to provide for the future voting of their shares of the Company’s Common Stock as provided in the C.R.S. 7-107-302 and as set forth below.

     NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. VOTING INVESTOR COMMON STOCK.

     The Investors each agree to hold all shares of voting Common Stock registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Investors from the Key Holder after the date hereof subject to, and to vote the Investor Common Stock in accordance with, the provisions of this Agreement.

2. IRREVOCABLE PROXY.

     (a) Appointment. The Investors hereby irrevocably appoint                      as proxy to vote all shares of Investor Common Stock at any meeting of the Company or for any action taken without meeting or for any other matter requiring a vote of the holders of Common Stock. This appointment of proxy is coupled with an interest.

     (b) Revoked Appointment. In the event the above appointment of proxy is determined to be revocable and is revoked or is otherwise determined to be ineffective or inoperative, the Investors each agree to hold all shares of Common Stock registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each Investor from the Key Holder after the date hereof subject to this Agreement and to vote the Investor Common Stock as directed by                      or his nominee.

1.

3. LEGEND.

     (a) Wording. Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Investor Common Stock a legend substantially similar to the following (the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

     (b) Non Removal. The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Investor Common Stock theretofore represented by a certificate carrying the Legend.

4. SUCCESSORS. The provisions of this Agreement shall be binding upon the successors in interest to any of the Key Holder Common Stock or Investor Common Stock or Investors. The Company shall not permit the transfer of any of the Key Holder Common Stock or Investor Common Stock on its books or issue a new certificate representing any of the Key Holder Common Stock or Investor Common Stock unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Holder or Investor, as applicable.

5. OTHER RIGHTS. Except as provided by this Agreement or any other agreement entered into in connection herewith, the Key Holder and each Investor shall exercise the full rights of a holder of Common Stock with respect to the Key Holder Common Stock and the Investor Common Stock, respectively.

6. RIGHT OF REPURCHASE, BUY/SELL.

     Each Investor hereby expressly agrees that the shares of Investor Common Stock are subject to the Right of First Refusal and Buy/Sell provisions as set forth in the Company’s Bylaws and each Investor hereby expressly agrees to be bound by and abide by these provisions.

2.

7. TERMINATION.

     This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

     (a) the date of the closing of a firmly underwritten public offering of the Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, and declared effective under the Securities Act of 1933, as amended, which results in the Preferred Stock being converted into Common Stock;

     (b) the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities that (i) are actively traded on a national securities exchange or the Nasdaq Market, (ii) are not subject to investment letter or other similar restrictions on free marketability, and (iii) represent less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, provided that this Section 2.1(c) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company; or

     (c) the date as of which the parties hereto terminate this Agreement by mutual written agreement of 60% in interest of the Investors and the written agreement of the Key Holder.

8. MISCELLANEOUS.

     (a) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

     (b) Governing Law. This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Colorado as such laws apply to agreements among Colorado residents made and to be performed entirely within the State of Colorado.

     (c) Amendment or Waiver. This Agreement may be amended (or provisions of this Agreement waived) only by an instrument in writing signed by (i) the Company, (ii) sixty percent (60%) in interest of the Investors and (iii) the Key Holder. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party.

3.

     (d) Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     (e) Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

     (f) Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Common Stock or Investor Common Stock by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Common Stock or Investor Common Stock, as the case may be, for purposes of this Agreement.

     (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

     (h) Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

     (i) Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

     (j) Notices. Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All notices shall be addressed to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.

     (k) Entire Agreement. This Agreement and the Exhibits hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

4.

     IN WITNESS WHEREOF, the parties hereto have executed this VOTING AGREEMENT as of the date set forth in the first paragraph above.

COMPANY:	INVESTORS:
INTEGRATED FINANCIAL SERVICES, INC.
By:
John C. Herbers, President

KEY HOLDER:

VOTING AGREEMENT
SIGNATURE PAGE

EXHIBIT A

LIST OF INVESTORS